June 6, 2022

Novagant Corp.

Flat D, 32/F, The Masterpiece, 18 Hanoi Road,

Kowloon, Tsim Sha Tsui, Hong Kong

CONSENT OF LEGAL COUNSEL

Dear Sir or Madam:

We hereby consent to the reference of our name under the headings “Explanatory Note”, “Item 1. Business” and “Item 1A. Risk Factors” in Amendment No. 5 (the “Amendment”) to Novagant Corp.’s General Form for Registration of Securities on Form 10, which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of June 2022.

We also consent to the filing of this consent letter with the SEC as an exhibit to the Amendment. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ CHINA COMMERCIAL LAW FIRM. GUANGDONG

CHINA COMMERCIAL LAW FIRM. GUANGDONG